EXHIBIT 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE               Contacts:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


       WERNER ENTERPRISES REPORTS OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, October 17, 2005:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported operating revenues and earnings for the third quarter ended September 30, 2005.

     Operating revenues increased 19% to $504.5 million in third quarter 2005 compared to $425.4 million in third quarter 2004. Net income was $24.5 million in third quarter 2005 compared to $24.3 million in third quarter 2004. Earnings per share were $.30 per share in both third quarter 2005 and third quarter 2004.

     Freight demand was solid in July and August 2005, but not as strong as the strong freight market of July and August 2004. Freight demand improved beginning the first week in September 2005 through the date of this news release, and was approximately the same as the strong freight demand during the same period in 2004. During third quarter 2005, the Company's marketing department began the process of renewing customer contracts and initiating annual rate increases for a substantial portion of the Company's non-dedicated fleet business that renews in the second half of 2005. The Company's goal is to recoup several inflationary cost increases including driver pay and benefits, truck engine emissions costs, and tolls and to improve the Company's operating income percentage.

     On September 20, 2005, the Company issued a news release and provided an update on the impact of high diesel fuel prices on third quarter 2005 earnings. As of that date, the Company estimated the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 to be six to seven cents per share. The actual negative impact of fuel expense on earnings was four cents per share. The quarterly earnings impact was less than estimated as a result of factors in September 2005 that were better than anticipated, including assumptions for fuel surcharge recovery, fuel stop pricing arrangements, empty miles, and fuel mile per gallon (mpg). The Company includes the following items in the calculation of the impact of fuel expense on earnings for both periods: fuel pricing, fuel reimbursement to owner-operator drivers, lower mpg due to the increasing percentage of company-owned trucks with post-October 2002 engines, and anticipated fuel surcharge reimbursement.

     Fuel prices rose sequentially for the ninth consecutive quarter during third quarter 2005. Diesel fuel prices in third quarter 2005 were $0.69 a gallon, or 55%, higher than in third quarter 2004. At the end of the quarter, diesel fuel prices were over $1.10 a gallon higher than at the end of third quarter 2004. Fuel prices were more volatile during third quarter 2005 due to the impact of Hurricane Katrina in early September and Hurricane Rita in mid-September.

     With higher fuel prices, we are now in an untenable position with many customer fuel surcharge programs. The recent hurricanes caused a shortage of refined product that escalated diesel fuel prices at the same time that crude oil prices did not increase significantly. This, in turn, showed a weakness in the truckload industry's fuel surcharge standard of a one-cent per mile increase in rate for every five-cent per gallon increase in the Department of Energy (DOE) fuel price that is used for most fuel surcharge programs. This weakness is due to the fact that five-cent per gallon brackets only recoup about 80% to 85% of the actual increase in the cost of fuel.

     Historically, in slower rising fuel price markets, the Company works hard to recover this 15% to 20% fuel surcharge shortfall by pricing the shortfall into the base rate per mile during the annual rate increase process. With rapidly escalating fuel prices, this is not possible. If fuel prices do not decline to lower price levels, it may be necessary to either (1) lower the fuel surcharge price-per-gallon brackets or (2) change the base rate per mile more frequently than once a year. We are currently meeting with our customers to discuss the deficiency in the current five-cent bracket surcharge program. We are explaining how it negatively affects our earnings, the truckload industry's earnings, and the need to make improvements to the fuel surcharge program. If the shipping and truckload industries do not work together to address this problem, they risk losing a substantial amount of truck capacity.

     The Company believes that when fuel prices decline and lower the Company's fuel expense, the savings should be passed on to its customers through lower fuel surcharges. If the higher price of fuel is priced in the base rate per mile, when fuel prices decline the customer does not realize a savings. It is our intention to neutralize fuel as much as possible through a fair and accurate fuel surcharge program. As a result, the current fuel market creates a need to address the fuel surcharge industry standard of five-cent per gallon brackets.

     Diesel fuel for the first seventeen days of October 2005 averaged $0.95 per gallon, or 61%, higher than October 2004. Assuming fuel prices remain at current elevated prices throughout the remainder of fourth quarter 2005, the negative impact of fuel expense on earnings for fourth quarter 2005 compared to fourth quarter 2004 is estimated to be in the range of eight cents to eleven cents per share, which would be more than the impact of fuel for the first nine months of 2005 compared to the first nine months of 2004. Current fuel prices are $1.08 per gallon higher than the average fuel price in fourth quarter 2004, which is substantially higher than the price increase of $0.69 per gallon in third quarter 2005 compared to third quarter 2004. Another reason for the larger estimated negative earnings impact in fourth quarter 2005 compared to fourth quarter 2004 is because of the decline in fuel prices that occurred in November and December 2004. In October 2004, the Company estimated the negative impact of fuel on fourth quarter 2004 earnings compared to fourth quarter 2003 earnings would be five to seven cents per share, assuming fuel prices remained at then current price levels. The actual negative earnings impact for that period was only two cents per share due to declining fuel prices in November and December 2004. It is difficult to estimate the impact of fuel expense on earnings because of changing fuel pricing trends and other factors. The actual impact of fuel expense on earnings could be higher or lower than estimated due to these factors.

     The driver market remains very challenging. Improved driver recruiting continues to offset higher driver turnover. The supply of qualified truck drivers continues to be constrained due to alternative jobs to truck driving that are available in today's economy. The Company continues to focus on driver quality of life issues such as developing more driving jobs with more frequent home time, providing drivers with newer trucks, and maximizing mileage productivity within the federal hours of service (HOS) regulations.

     Effective October 1, 2005, all truckload carriers became subject to revised federal hours of service regulations. The only significant change from the previous regulations is that drivers using the sleeper berth provision must take at least eight consecutive hours in the sleeper berth during their ten hours off-duty. Previously, drivers were allowed to split their ten hour off-duty time in the sleeper berth into two periods, provided neither period was less than two hours. This somewhat more restrictive sleeper berth provision is requiring some drivers to plan their time better and may have a negative impact on mileage productivity. It is expected that the greatest impact will be for multiple-stop shipments or those shipments with pickup or delivery delays. Werner Enterprises is the only truckload carrier with a Federal Motor Carrier Safety Administration (FMCSA) approved exemption for an electronic HOS system (paperless log system). Since the FMCSA did not announce the rules changes until late August 2005, the Company's MIS department had a short window of time to program and test changes to the Company's paperless log system prior to October 1. Thanks to the efforts of our dedicated team of MIS professionals, the programming and testing were completed in advance of the October 1 effective date.

     The average age of the Company's truck fleet declined to 1.34 years as of September 30, 2005 compared to 1.65 years as of September 30, 2004. The percentage of the Company's truck fleet with post-October 2002 engines continued to increase as planned and was 76% as of
September 30, 2005 compared to 35% as of September 30, 2004. The Company continues to experience approximately 5% lower mpg with the post-October 2002 engines. It is the Company's intention to keep its truck fleet as new as possible, in advance of the federally mandated engine emission standards that are expected to increase operating costs for newly manufactured trucks beginning in January 2007.

     When truckload carriers are required to use new ultra-low sulfur fuel for all of their existing trucks, preliminary estimates are the new fuel may decrease mpg by approximately 1% to 3%. In October 2005, the Company began a limited test of two January 2007 compliant test engines using the new ultra-low sulfur fuel. The Company will continue its testing in fourth quarter 2005.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 used truck sales companies and has been in business since 1992. As a result of increased unit sales and slightly lower truck pricing trends for our late-model, driver-preferred trucks, gains on sales of assets, primarily trucks, were $2.5 million in third quarter 2005 compared to $3.6 million in second quarter 2005 and $1.7 million in third quarter 2004. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement. Beginning in September 2005 after the rapid rise in fuel prices, the Company experienced a decline in unit sales of trucks due to third-party finance companies not approving financing for prospective truck buyers and due to some truck buyers canceling orders. If fuel prices remain high and this trend continues, this will likely result in lower gains on sales of equipment beginning in fourth quarter 2005.

     To  provide  customers  with additional sources  of  capacity,  the
Company has been rapidly growing its non-asset based Value Added Services (VAS) division. VAS includes truck brokerage, freight transportation management, intermodal, and multimodal service offerings.


Value Added Services (amounts in 000'S)         3Q05                 3Q04
---------------------------------------   ----------------     ----------------
Revenues                                  $52,859   100.0%     $41,174   100.0%
Gross margin                                5,200     9.8%       3,856     9.4%
Operating income                            1,859     3.5%       1,310     3.2%


      Werner's expansion of its VAS service offerings assists customers by providing needed capacity while driving cost out of their freight system. The Company's VAS business operates with a lower operating income percentage, but is realizing a substantially higher return on assets than the more capital-intensive truckload business due to the lower equipment investment. A comparison of the Company's truckload and VAS operating ratios for third quarter 2005 and 2004 is shown below.


Operating Ratios                        3Q05         3Q04       Difference
----------------                     ----------   ----------    ----------
Truckload Transportation Services       91.3%        90.0%          1.3%
Value Added Services                    96.5         96.8          -0.3


      Higher fuel prices and higher fuel surcharge collections have the effect of increasing the Total Company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for third quarter 2005 and third quarter 2004 would be 89.9% and 89.2%, respectively, if fuel surcharge revenues are excluded from revenues and netted against operating expenses.

      The Company's financial position remains strong. As of September 30, 2005, Werner Enterprises is debt-free and has no truck or trailer operating leases and, therefore, has no off-balance sheet debt. Stockholders' equity has grown to $836.2 million, or $10.53 per share. The Company's cash position declined to $20.5 million as of September 30, 2005 compared to $51.1 million as of June 30, 2005 due primarily to higher than normal capital expenditures for new trucks and an increase in accounts receivable due to higher fuel surcharge billings.

     The Company's continuing goal is to improve its annual operating income as a percentage of revenues to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.




                                         INCOME STATEMENT DATA
                                              (Unaudited)
                               (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             9/30/05     Revenues    9/30/04     Revenues
                             --------    ---------   --------    ---------
Operating revenues           $504,520        100.0   $425,409        100.0
                             --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 147,043         29.1    136,977         32.2
   Fuel                        92,904         18.4     55,245         13.0
   Supplies and maintenance    40,450          8.0     33,564          7.9
   Taxes and licenses          29,814          5.9     26,699          6.3
   Insurance and claims        19,777          3.9     17,663          4.2
   Depreciation                41,204          8.2     36,514          8.6
   Rent and purchased
     transportation            88,596         17.6     74,617         17.5
   Communications and
     utilities                  5,080          1.0      4,863          1.1
   Other                       (1,486)        (0.3)      (243)        (0.1)
                             --------    ---------   --------    ---------
      Total operating
        expenses              463,382         91.8    385,899         90.7
                             --------    ---------   --------    ---------
Operating income               41,138          8.2     39,510          9.3
                             --------    ---------   --------    ---------

Other expense (income):
   Interest expense               250          0.0          5          0.0
   Interest income               (813)        (0.1)      (710)        (0.1)
   Other                          184          0.0         45          0.0
                             --------    ---------   --------    ---------
      Total other expense
        (income)                 (379)        (0.1)      (660)        (0.1)
                             --------    ---------   --------    ---------

Income before income taxes     41,517          8.3     40,170          9.4
Income taxes                   17,026          3.4     15,871          3.7
                             --------    ---------   --------    ---------
Net income                    $24,491          4.9    $24,299          5.7
                             ========    =========   ========    =========

Diluted shares outstanding     80,626                  80,573
                             ========                ========
Diluted earnings per share       $.30                    $.30
                             ========                ========


                                   OPERATING STATISTICS
                               (Quarter Ended September 30)
                               3Q05     % Change       3Q04
                             --------   --------     --------
Trucking revenues, net of
  fuel surcharge (1)         $380,320      9.2%      $348,408
Trucking fuel surcharge
  revenues (1)                 65,490    121.1%        29,625
Non-trucking revenues,
  including VAS (1)            55,906     24.1%        45,051
Other operating revenues (1)    2,804     20.6%         2,325
                             --------                --------
     Operating revenues (1)  $504,520     18.6%      $425,409
                             ========                ========

Average monthly miles per
  tractor                      10,123     -0.6%        10,186
Average revenues per total
  mile (2)                     $1.423      4.9%        $1.357
Average revenues per loaded
  mile (2)                     $1.621      6.1%        $1.528
Average percentage of empty
  miles                         12.21%     9.0%         11.20%
Average trip length in
  miles (loaded)                  564     -2.8%           580
Total miles (loaded and
  empty) (1)                  267,305      4.1%       256,726
Average tractors in service     8,802      4.8%         8,401
Average revenues per
  tractor per week (2)         $3,324      4.2%        $3,190
Capital expenditures, net (1) $69,606                 $61,170
Cash flow from operations (1) $41,783                 $37,161
Return on assets (annualized)     7.6%                    8.2%
Total tractors (at quarter
  end)
     Company                    7,960                   7,535
     Owner-operator               890                     940
                             --------                --------
          Total tractors        8,850                   8,475

Total trailers (at quarter
  end)                         24,700                  22,950


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                         INCOME STATEMENT DATA
                                              (Unaudited)
                               (In thousands, except per share amounts)

                           Nine Months       % of     Nine Months      % of
                              Ended       Operating      Ended      Operating
                             9/30/05       Revenues     9/30/04      Revenues
                           -----------    ---------   -----------   ---------
Operating revenues          $1,445,571        100.0    $1,222,804       100.0
                           -----------    ---------   -----------   ---------

Operating expenses:
   Salaries, wages and
     benefits                  428,597         29.6       404,585        33.1
   Fuel                        238,596         16.5       151,102        12.3
   Supplies and maintenance    117,125          8.1       101,260         8.3
   Taxes and licenses           88,057          6.1        81,639         6.7
   Insurance and claims         64,815          4.5        57,192         4.7
   Depreciation                121,380          8.4       107,143         8.8
   Rent and purchased
     transportation            261,505         18.1       208,968        17.1
   Communications and
     utilities                  15,656          1.1        13,861         1.1
   Other                        (6,263)        (0.4)       (2,306)       (0.2)
                           -----------    ---------   -----------   ---------
      Total operating
        expenses             1,329,468         92.0     1,123,444        91.9
                           -----------    ---------   -----------   ---------
Operating income               116,103          8.0        99,360         8.1
                           -----------    ---------   -----------   ---------

Other expense (income):
   Interest expense                256          0.0            11         0.0
   Interest income              (2,600)        (0.2)       (1,796)       (0.2)
   Other                           257          0.0           139         0.0
                           -----------    ---------   -----------   ---------
      Total other expense
        (income)                (2,087)        (0.2)       (1,646)       (0.2)
                           -----------    ---------   -----------   ---------

Income before income taxes     118,190          8.2       101,006         8.3
Income taxes                    48,483          3.4        39,519         3.3
                           -----------    ---------   -----------   ---------
Net income                     $69,707          4.8       $61,487         5.0
                           ===========    =========   ===========   =========

Diluted shares outstanding      80,713                     80,939
                           ===========                ===========
Diluted earnings per share        $.86                       $.76
                           ===========                ===========


                                     OPERATING STATISTICS
                                (Nine Months Ended September 30)
                                YTD05       % Change       YTD04
                             ----------     --------    ----------
Trucking revenues, net of
  fuel surcharge (1)         $1,109,798        8.8%     $1,020,107
Trucking fuel surcharge
  revenues (1)                  158,393      121.2%         71,612
Non-trucking revenues,
  including VAS (1)             168,648       36.1%        123,944
Other operating revenues (1)      8,732       22.3%          7,141
                             ----------                 ----------
     Operating revenues (1)  $1,445,571       18.2%     $1,222,804
                             ==========                 ==========

Average monthly miles per
  tractor                        10,085       -0.7%         10,158
Average revenues per total
  mile (2)                       $1.402        5.8%         $1.325
Average revenues per loaded
  mile (2)                       $1.593        6.6%         $1.494
Average percentage of empty
  miles                           11.99%       6.1%          11.30%
Average trip length in
  miles (loaded)                    567       -2.7%            583
Total miles (loaded and
  empty) (1)                    791,697        2.8%        770,063
Average tractors in service       8,722        3.5%          8,423
Average revenues per
  tractor per week (2)           $3,263        5.1%         $3,105
Capital expenditures, net (1)  $222,267                   $134,194
Cash flow from operations (1)  $138,054                   $161,669
Return on assets (annualized)       7.4%                       7.1%
Total tractors (at quarter
  end)
     Company                      7,960                      7,535
     Owner-operator                 890                        940
                             ----------                 ----------
          Total tractors          8,850                      8,475

Total trailers (at quarter
  end)                           24,700                     22,950


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                                  BALANCE SHEET DATA
                                         (In thousands, except share amounts)



                                           9/30/05                  12/31/04
                                         -----------              -----------
                                         (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                 $20,462                 $108,807
   Accounts receivable, trade, less
     allowance of $8,324 and $8,189,
     respectively                            222,771                  186,771
   Other receivables                          16,386                   11,832
   Inventories and supplies                   11,027                    9,658
   Prepaid taxes, licenses and permits         8,044                   15,292
   Current deferred income taxes              23,718                        -
   Other current assets                       22,062                   18,896
                                         -----------              -----------
      Total current assets                   324,470                  351,256
                                         -----------              -----------

Property and equipment                     1,512,601                1,374,649
Less - accumulated depreciation              547,249                  511,651
                                         -----------              -----------
      Property and equipment, net            965,352                  862,998
                                         -----------              -----------

Other non-current assets                      15,325                   11,521
                                         -----------              -----------
                                          $1,305,147               $1,225,775
                                         ===========              ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                          $56,880                  $49,618
   Insurance and claims accruals              66,090                   55,095
   Accrued payroll                            22,033                   19,579
   Income taxes payable                        3,211                      475
   Current deferred income taxes                   -                   15,569
   Other current liabilities                  18,210                   17,230
                                         -----------              -----------
      Total current liabilities              166,424                  157,566
                                         -----------              -----------

Insurance and claims accruals,
  net of current portion                      92,301                   84,301

Deferred income taxes                        210,177                  210,739

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,382,754 and 79,197,747 shares
     outstanding, respectively                   805                      805
   Paid-in capital                           105,318                  106,695
   Retained earnings                         751,610                  691,035
   Accumulated other comprehensive loss         (350)                    (861)
   Treasury stock, at cost;
     1,150,782 and 1,335,789 shares,
     respectively                            (21,138)                 (24,505)
                                         -----------              -----------
      Total stockholders' equity             836,245                  773,169
                                         -----------              -----------
                                          $1,305,147               $1,225,775
                                         ===========              ===========


     Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,850 trucks and 24,700 trailers.

      Werner  Enterprises' common stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.